EXHIBIT 23.1 – CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statement:

1. (Form S-8 No. 333-146574)

 of Medicure Inc. [the “Company”] of our report dated April 25, 2025, with respect to the consolidated statements of financial position as of December 31, 2024 and December 31, 2023 and the consolidated statements of net income (loss) and comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2024, included in this Annual Report on Form 20-F.

/s/ Ernst & Young LLP

Chartered Professional Accountants

We have served as the Company’s auditor since 2020.

Winnipeg, Canada

April 25, 2025